Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, January 26, 2006	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2005

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the quarter and year ended December 31, 2005.

The Company promoted one major event in the fourth quarter of 2005 and 2004 – the NASCAR Busch Series race at Memphis Motorsports Park. Results from continuing operations in both years excluded activities related to the Grand Prix of Long Beach, which the Company sold in June 2005.

For the quarter ended December 31, 2005, revenues were $3,250,000 compared with $2,968,000 in the fourth quarter of 2004. Revenue from the Busch event in Memphis was 17% higher in 2005 primarily due to higher attendance and TV broadcast rights fees.

For the quarter ended December 31, 2005, operating and marketing expenses were $362,000 lower than the prior year’s fourth quarter and general and administrative expenses were $226,000 higher than the comparable quarter last year. As a result of the improved revenues and lower expenses, the operating loss in the fourth quarter was reduced to $7,540,000 compared with $7,892,000 in the fourth quarter of the prior year.

Net interest expense increased by $288,000 in the fourth quarter of 2005 primarily due to higher borrowings in connection with a self tender that the Company completed for approximately 10% of its outstanding capital stock in September 2005. In October 2005, the Company extinguished $11,908,000 of its outstanding long-term debt, which resulted in a $3,174,000 charge in the fourth quarter. The Company paid off the bonds with borrowings under its unsecured credit facility.

The loss from continuing operations in the fourth quarter of 2005 was also affected by a less favorable effective income tax rate compared with the previous year, primarily due to the long-term debt extinguishment. The income tax benefit in the fourth quarter of 2005 was $5,214,000, which represented an effective tax rate of 44.1% compared with the prior year’s fourth quarter effective tax rate of 62.6%. Therefore, the Company recorded a substantially lower tax benefit in the fourth quarter of 2005 compared with the fourth quarter of 2004.

For the quarter ended December 31, 2005, loss from continuing operations was $6,598,000 or $.18 per diluted share compared with $3,257,000 or $.08 per diluted share for the same period last year.

On an adjusted basis the early extinguishment of debt and the self-tender had the following impact:

	Quarter Ended December 31,
	2005		2004
	Dollars	EPS	Dollars	EPS
Loss from continuing operations (GAAP basis)	$(6,598)	$(.18)	$(3,257)	$(.08)
Early extinguishment of debt	1,774	.05	—	—
Difference in 2004 income tax rate	2,185	.06	—	—

Adjusted results	$(2,639)	$(.07)	$(3,257)	$(.08)

For the year ended December 31, 2005 revenues increased by 8% to $90,999,000 compared with $84,188,000 in the prior year. Higher broadcast rights fees, admissions and sponsorships contributed to the revenue improvement.

For the year ended December 31, 2005, operating and marketing expenses increased by $2,629,000 primarily due to higher purses, marketing costs and maintenance expenses. General and administrative expenses increased by $112,000 over the prior year.

Earnings from continuing operations before income taxes for the year ended December 31, 2005 increased by 7% to $8,387,000 compared with $7,814,000 in the prior year. Earnings from continuing operations per diluted share increased to $.10 compared with $.09 in the prior year.

Cash flow provided by operating activities for the year ended December 31, 2005 increased by $402,000 to $17,981,000 compared with $17,579,000 for the prior year. Capital expenditures were $8,675,000 in 2005 compared with $4,826,000 last year. Capital expenditures in 2005 included approximately $6,000,000 for the purchase of property adjacent to Dover International Speedway. Long-term debt and notes payable to banks at December 31, 2005 were $54,878,000 compared to $45,489,000 at December 31, 2004, primarily the result of a self-tender of the Company’s common stock and Class A common stock.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS AND COMPREHENSIVE EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Revenues:
Admissions	$812	$940	$37,195	$34,624
Event-related	1,617	1,427	27,061	27,263
Broadcasting	648	582	26,267	22,220
Other	173	19	476	81

	3,250	2,968	90,999	84,188

Expenses:
Operating and marketing	4,427	4,789	52,793	50,164
General and administrative	3,983	3,757	13,697	13,585
Depreciation and amortization	2,380	2,314	9,433	9,198

	10,790	10,860	75,923	72,947

Operating (loss) earnings	(7,540)	(7,892)	15,076	11,241
Interest income	12	3	27	488
Interest expense	(1,110)	(813)	(3,542)	(3,915)
Loss on extinguishment of debt	(3,174)	—	(3,174)	—

(Loss) earnings from continuing operations before income tax (benefit) expense	(11,812)	(8,702)	8,387	7,814
Income tax (benefit) expense	(5,214)	(5,445)	4,412	4,047

(Loss) earnings from continuing operations	(6,598)	(3,257)	3,975	3,767
(Loss) earnings from discontinued operation (including gain on disposal of $5,143 for the year ended December 31, 2005), net of income tax expense of $3,574 for the year ended December 31, 2005 and income tax benefits of $224 and $738 for the three months and year ended December 31, 2004, respectively	—	(416)	601	(1,327)

Net (loss) earnings	(6,598)	(3,673)	4,576	2,440
Change in minimum pension liability, net of income tax benefit	(212)	(124)	(212)	(124)

Comprehensive (loss) earnings	$(6,810)	$(3,797)	$4,364	$2,316

(Loss) earnings per common share - basic:
Continuing operations	$(0.18)	$(0.08)	$0.10	$0.09
Discontinued operation	—	(0.01)	0.02	(0.03)

Net (loss) earnings	$(0.18)	$(0.09)	$0.12	$0.06

(Loss) earnings per common share - diluted:
Continuing operations	$(0.18)	$(0.08)	$0.10	$0.09
Discontinued operation	—	(0.01)	0.02	(0.03)

Net (loss) earnings	$(0.18)	$(0.09)	$0.12	$0.06

Average shares outstanding:
- Basic	36,150	40,073	38,913	40,024
- Diluted	36,150	40,073	39,087	40,056

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$953	$134
Accounts receivable	2,366	2,336
Inventories	230	208
Prepaid expenses and other	1,705	1,812
Deferred income taxes	517	675
Current assets of discontinued operation	—	2,593

Total current assets	5,771	7,758
Property and equipment, net	221,005	220,949
Restricted cash	3,200	3,571
Other assets, net	963	1,385
Deferred income taxes	—	46
Goodwill	2,487	2,487
Non-current assets of discontinued operation	—	12,054

Total assets	$233,426	$248,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,477	$1,898
Accrued liabilities	5,421	5,323
Payable to Dover Downs Gaming & Entertainment, Inc.	15	2
Income taxes payable	290	324
Current portion of long-term debt	875	805
Deferred revenue	9,522	9,306
Current liabilities of discontinued operation	144	2,633

Total current liabilities	17,744	20,291
Notes payable to banks	49,100	27,000
Long-term debt	4,903	17,684
Other liabilities	42	64
Deferred income taxes	48,360	44,745
Stockholders’ equity:
Common stock	1,650	1,695
Class A common stock	1,992	2,324
Additional paid-in capital	101,757	128,542
Retained earnings	9,453	6,834
Accumulated other comprehensive loss	(737)	(527)
Deferred compensation	(838)	(402)

Total stockholders’ equity	113,277	138,466

Total liabilities and stockholders’ equity	$233,426	$248,250

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2005	2004
Operating activities:
Net earnings	$4,576	$2,440
Adjustments to reconcile net earnings to net cash provided by operating activities of continuing operations:
Depreciation and amortization	9,433	9,198
Amortization of credit facility fees	167	275
Amortization of deferred compensation	200	51
Tax benefit of stock options exercised	—	6
Deferred income taxes	3,939	2,595
Loss on extinguishment of debt	3,174	—
(Earnings) loss of discontinued operation, net	(601)	1,327
Changes in assets and liabilities:
Accounts receivable	(30)	(576)
Inventories	(22)	7
Prepaid expenses and other	62	(411)
Accounts payable	(421)	(1,388)
Accrued liabilities	(330)	983
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	13	98
Income taxes payable/receivable	(2,373)	2,900
Deferred revenue	216	95
Other liabilities	(22)	(21)

Net cash provided by operating activities of continuing operations	17,981	17,579

Net cash (used in) provided by operating activities of discontinued operation	(597)	2,675

Investing activities:
Capital expenditures	(8,675)	(4,826)
Proceeds from sale of discontinued operation, net of transaction costs	15,132	—
Restricted cash	371	(138)

Net cash provided by (used in) investing activities of continuing operations	6,828	(4,964)

Net cash used in investing activities of discontinued operation	(178)	(93)

Financing activities:
Borrowings from (repayments on) notes payable to banks, net	22,100	(16,045)
Repayments of long-term debt	(803)	(743)
Extinguishment of long-term debt	(14,587)	—
Repurchase of common stock	(28,562)	—
Proceeds from stock options exercised	764	319
Credit facility origination and amendment fees	(170)	(337)
Dividends paid	(1,957)	(1,605)

Net cash used in financing activities of continuing operations	(23,215)	(18,411)

Net increase (decrease) in cash and cash equivalents	819	(3,214)
Cash and cash equivalents, beginning of year	134	3,348

Cash and cash equivalents, end of year	$953	$134